                                                       Pursuant to Rule 424(b)2
                                                     Registration No. 333-61162

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                             Subject to Completion
             Preliminary Prospectus Supplement dated June 27, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated May 23, 2001)

--------------------------------------------------------------------------------
                                 $750,000,000

                        Texas Eastern Transmission, LP

                    a subsidiary of Duke Energy Corporation

                      $          % Senior Notes due 2007
                      $          % Senior Notes due 2032

--------------------------------------------------------------------------------

We will pay interest on the   % Senior Notes due 2007 semi-annually on
and         of each year, beginning       , 2002.

We will pay interest on the   % Senior Notes due 2032 semi-annually on
        and         of each year, beginning       , 2002.

The Notes are redeemable at our option at any time, in whole or in part, at redemption prices described under the caption "Description of the Notes--Optional Redemption" in this prospectus supplement.

The Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                                                   Proceeds,
                                                   Underwriting before expenses,
                                   Price to Public  Discounts        to us
--------------------------------------------------------------------------------
Per   % Senior Note due 2007(1)(2)        %             %              %
--------------------------------------------------------------------------------
Total.............................     $             $              $
--------------------------------------------------------------------------------
Per   % Senior Note due 2032(1)(2)        %             %              %
--------------------------------------------------------------------------------
Total.............................     $             $              $
--------------------------------------------------------------------------------

(1)  Plus accrued interest from June   , 2002 if settlement occurs after that
     date.
(2)  See "Underwriting" on S-14.

We do not intend to apply for listing of the Notes on any national securities exchange. Currently, there is no public market for the Notes.

We expect that delivery of the Notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company on or about June , 2002.

                               -----------------
                               Joint Bookrunners
JPMorgan
                                                           Salomon Smith Barney
                               -----------------

ABN AMRO Incorporated
              CIBC World Markets
                              Credit Suisse First Boston
                                              Merrill Lynch & Co.
                                                              Morgan Stanley
                                                                  TD Securities

Blaylock & Partners, L.P.                      The Williams Capital Group, L.P.

                               -----------------

               This prospectus supplement is dated June  , 2002.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Texas Eastern," "we," "us" and "our" or similar terms are to Texas Eastern Transmission, LP and its subsidiaries.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                   Page
                                                                   ----
        Forward-Looking Information...............................  S-3
        About Texas Eastern Transmission, LP......................  S-4
        Recent Developments.......................................  S-4
        Use of Proceeds...........................................  S-5
        Recent Financial Data.....................................  S-6
        Capitalization............................................  S-7
        Description of the Notes..................................  S-8
           General................................................  S-8
           Interest on the    % Senior Notes......................  S-8
           Interest on the    % Senior Notes......................  S-8
           Optional Redemption....................................  S-9
           Redemption Procedures.................................. S-10
           Ranking................................................ S-10
           Denominations.......................................... S-10
           Sinking Fund........................................... S-10
           Defeasance and Covenant Defeasance..................... S-10
           Book-Entry Only Issuance--The Depository Trust Company. S-10
        Underwriting.............................................. S-13
        Validity of the Notes..................................... S-14
        Experts................................................... S-14
                                  Prospectus
        About this Prospectus.....................................    1
        About Texas Eastern Transmission, LP......................    1
        Ratio of Earnings to Fixed Charges........................    1
        Use of Proceeds...........................................    2
        Description of the Notes..................................    2
        Plan of Distribution......................................   11
        Validity of the Notes.....................................   12
        Experts...................................................   12
        Where You Can Find More Information.......................   13

                          FORWARD-LOOKING INFORMATION

We have included certain information in this document which is "forward-looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the Securities and Exchange Commission ("SEC"), including our most recent quarterly report on Form 10-Q which is incorporated by reference in this prospectus supplement, and we refer you to those filings for further information. These factors include:

  . state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the natural gas industry;
  . the weather and other natural phenomena;
  . the timing and extent of changes in commodity prices and interest rates;
  . changes in environmental and other laws and regulations to which we are subject or other external factors over which we have no control;
  . the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by our credit rating and general economic conditions;
  . growth in opportunities for our business; and . the effect of accounting policies issued periodically by accounting standard-setting bodies.

                     ABOUT TEXAS EASTERN TRANSMISSION, LP

We are an indirect wholly owned subsidiary of Duke Energy Corporation. On April 16, 2001, Texas Eastern Transmission Corporation changed its form of organization from a corporation to a limited partnership by utilizing a Delaware statutory procedure known as conversion. There was no effect on the results of operation, cash flows or financial position as a result of the conversion. After the conversion, we and Texas Eastern Transmission Corporation were deemed to be the same entity for all purposes of Delaware law. We and our subsidiaries are primarily engaged in the interstate transportation and storage of natural gas.

Our natural gas transmission system extends approximately 1,700 miles from producing fields in the Gulf Coast region of Texas and Louisiana to Ohio, Pennsylvania, New Jersey and New York. The system consists of 8,600 miles of pipeline and has 72 compressor stations. We also own and operate two offshore Louisiana gas supply systems, which extend over 100 miles into the Gulf of Mexico and include 467 miles of our pipeline system. In addition, we provide open-access natural gas storage services through two joint-venture storage facilities in Pennsylvania and one wholly owned and operated storage field in Maryland.

                              RECENT DEVELOPMENTS

We have adopted Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. SFAS No. 142 requires that goodwill no longer be amortized over an estimated useful life. Instead, goodwill amounts are subject to an annual impairment assessment, with impairment being measured as the excess of the carrying value of the goodwill over its fair value. We did not have any material impairments that were recognized due to the implementation of SFAS No. 142. The standard also requires certain identifiable intangible assets to be recognized separately and amortized as appropriate upon reassessment. No such intangibles were identified in connection with our implementation of SFAS No. 142.

The following table shows what net income would have been if amortization (including any related tax effects) related to goodwill that is no longer being amortized had been excluded from prior periods.

Goodwill--Adoption of SFAS No. 142                                              Three Months
                                                        Year Ended December 31, Ended March 31,
                                                        ----------------------- ---------------
                                                        1999    2000    2001    2001    2002
                                                         -----   -----   -----  ----    ----
                                                                                (unaudited)
                                                               (in millions)
Net Income
  Reported net income.................................. $ 198   $ 201   $ 228   $ 65    $ 62
  Add back: Goodwill amortization, net of tax..........     5       5       5      1      --
                                                         -----   -----   -----   ----    ----
  Adjusted net income.................................. $ 203   $ 206   $ 233   $ 66    $ 62
                                                         =====   =====   =====   ====    ====

                                USE OF PROCEEDS

The aggregate net proceeds from the sale of the Notes, after deducting underwriting discounts and related offering expenses, will be approximately
$      . We will use $100,000,000 of this amount to repay our 8% Notes due 2002 when they mature later this year. The remainder of the proceeds will be advanced to Duke Capital Corporation, which manages the cash of its subsidiaries, including us, on a centralized basis. Duke Capital will use these proceeds for the repayment of its debt and for general corporate purposes, and for capital expenditures (such as our pipeline expansion and maintenance projects), for the repayment of debt and for general corporate purposes of its subsidiaries, including us. Pending their application, the proceeds of this offering intended for the payment of our 8% Notes due 2002 will also be advanced to Duke Capital. Proceeds advanced by us to Duke Capital will be recorded on our consolidated balance sheet as an asset entitled "Advances receivable--affiliate."

                             RECENT FINANCIAL DATA

The following shows only selected consolidated financial data. You should refer to our consolidated financial statements, including the notes to such financial statements, included in the documents incorporated by reference herein and "Recent Developments" for additional information. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                                     Three Months
                                                                                       Ended
Income Statement Data                                        Year Ended December 31, March 31,
                                                             ----------------------- ------------
                                                             1999    2000    2001    2001   2002
                                                             ----    ----    ----    ----   ----
                                                                                     (unaudited)
                                                                  (in millions)
Operating Revenues
   Transportation of natural gas............................ $775    $723    $611    $155   $159
   Storage of natural gas and other services................  127     180     181      53     41
                                                              ----    ----    ----    ----  ----
       Total operating revenues.............................  902     903     792     208    200
                                                              ----    ----    ----    ----  ----
Operating Expenses
   Operation and maintenance................................  361     350     253      57     61
   Depreciation and amortization............................   86      92      89      23     21
   Property and other taxes.................................   45      47      42      12     12
                                                              ----    ----    ----    ----  ----
       Total operating expenses.............................  492     489     384      92     94
                                                              ----    ----    ----    ----  ----
Operating Income............................................  410     414     408     116    106
Other Income and Expenses...................................   11       3       3      --     --
Interest Expense............................................  106     100      51      15     11
                                                              ----    ----    ----    ----  ----
Earnings Before Income Taxes................................  315     317     360     101     95
Income Taxes................................................  117     116     132      36     33
                                                              ----    ----    ----    ----  ----
Net Income.................................................. $198    $201    $228    $ 65   $ 62
                                                              ====    ====    ====    ====  ====

Balance Sheet Data                                           As of December 31,    As of
                                                             ------------------  March 31,
                                                              2000      2001       2002
                                                              ------    ------  -----------
                                                                                (unaudited)
                                                                   (in millions)
Current Assets.............................................. $  238    $  136     $  128
Investments and Other Assets................................    473       522        621
Property, Plant and Equipment, Net..........................  2,632     2,695      2,696
Regulatory Assets and Deferred Debits.......................    182       159        163
Total Assets................................................  3,525     3,512      3,608

Current Liabilities (including current maturities of
long-term debt).............................................    528       343        374
Long-term Debt..............................................    535       435        435
Deferred Credits and Other Liabilities......................    782       816        826
Partners'/Stockholder's Equity..............................  1,680     1,918      1,973
Total Liabilities and Partners'/Stockholder's Equity........  3,525     3,512      3,608

                                                                                         Three Months
                                                                                            Ended
                                                                                          March 31,
                                                             Year Ended December 31,         2002
                                                             ------------------------ ---------------
                                                             1997 1998 1999 2000 2001 Actual As Adjusted
                                                             ---- ---- ---- ---- ---- ------ -----------
Ratio of Earnings to Fixed Charges.......................... 3.0  3.6  3.9  4.1  7.6   9.0       4.7(1)

For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Adjusted to give effect to the issuance of the Notes and the application of the proceeds therefrom, including the repayment in full of our 8% Notes due 2002, as though each had occurred on January 1, 2002.

                                CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis at March 31, 2002 and as adjusted at such date to give effect to the sale of the Notes and the application of the proceeds therefrom as described in "Use of Proceeds." No other change in our consolidated capitalization since March 31, 2002 is reflected therein. You should refer to our consolidated financial statements, including the notes to such financial statements, included in the documents incorporated by reference herein for additional information. See "Where You Can Find More Information" in the accompanying prospectus.

                                                               March 31, 2002
                                                             ---------------
                                                             Actual As Adjusted
                                                             ------ -----------
                                                                (unaudited)
                                                               (in millions)
Long-term Debt, including current maturities:
   7.30% Notes due 2010..................................... $  300   $  300
   8% Notes due 2002........................................    100      -- (1)
   8 1/4% Notes due 2004....................................    100      100
   Medium-Term Notes, Series A, 7.92%-9.07% due 2004-2012...     35       35
   Notes offered hereby.....................................     --      750
                                                             ------   ------
       Total Long-term Debt.................................    535    1,185
                                                             ------   ------
Partners' Capital...........................................  1,973    1,973
                                                             ------   ------
          Total Capitalization.............................. $2,508   $3,158
                                                             ======   ======

--------
(1) Adjusted to give effect to the repayment in full at maturity on July 15, 2002 of our 8% Notes due 2002 with proceeds of this offering.

                           DESCRIPTION OF THE NOTES

General

The following description of the terms of the   % Senior Notes and the   %
Senior Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under an indenture between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, dated as of December 1, 2000, as supplemented from time to time (the "Indenture"). This description is not complete and should be read together with the description of the general terms and provisions of Notes provided under the caption "Description of the Notes" in the accompanying prospectus. Defined terms have the meanings assigned to them in the Indenture.

The Notes will be issuable in denominations of $1,000 and integral multiples of
$1,000 in excess thereof. The   % Senior Notes will be issued in an aggregate
principal amount of $          . The   % Senior Notes will be issued in an
aggregate principal amount of $          .

We may from time to time, without the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes of like tenor.

As used in this prospectus supplement, Business Day means, with respect to any note, a day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed or (iii) a day on which the corporate trust office of the trustee is closed for business.

Interest on the   % Senior Notes

Each   % Senior Note will mature on        , 2007 and will bear interest at the
rate of   % per year from the date of original issuance. We will pay interest
semi-annually on         and           of each year, beginning      , 2002 to
the person in whose name the   % Senior Note is registered at the close of
business on the fifteenth calendar day (whether or not a Business Day) before the relevant interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a Business Day, we will pay that interest on the next Business Day without any interest or other payment due to the delay.

Interest on the   % Senior Notes

Each   % Senior Note will mature on        , 2032 and will bear interest at the
rate of   % per year from the date of original issuance. We will pay interest
semi-annually on         and           of each year, beginning      , 2002 to
the person in whose name the   % Senior Note is registered at the close of
business on the fifteenth calendar day (whether or not a Business Day) before the relevant interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a Business Day, we will pay that interest on the next Business Day without any interest or other payment due to the delay.

Optional Redemption

We will have the right to redeem the Notes, in whole or in part, at any time at a redemption price equal to the greater of (1) 100% of the principal amount of
the   % Senior Notes or the   % Senior Notes to be redeemed and (2) the sum of
the present values of the remaining scheduled payments of principal and interest on such Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day
year consisting of twelve 30-day months) at the Treasury Rate plus        basis
points in the case of the   % Senior Notes and   basis points in the case of
the    % Senior Notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

"Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined, and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

"Independent Investment Banker" means either J.P. Morgan Securities Inc. or Salomon Smith Barney Inc. or any successor firm or, if either such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

"Comparable Treasury Price" means, with respect to any redemption date for the Notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"Reference Treasury Dealer" means (1) each of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (2) up to two other Primary Treasury Dealers we select.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Redemption Procedures

We will mail notice of redemption not less than 30 nor more than 60 days before the redemption date to each registered holder of Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portions of Notes called for redemption. In the event that any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

Ranking

The Notes will be our direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our other unsecured and unsubordinated debt. At March 31, 2002, we had outstanding approximately $535 million of unsecured and unsubordinated indebtedness. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Denominations

The Notes will be issuable in minimum denominations of $1,000 increased in multiples of $1,000.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Defeasance and Covenant Defeasance

The Notes will be subject to defeasance and covenant defeasance as described in the Indenture. See "Description of the Notes--Defeasance and Covenant Defeasance" in the accompanying prospectus.

Under current United States federal income tax law, a defeasance would be treated as an exchange of the relevant Notes in which holders of such Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from what would be includible absent that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the Notes, covenant defeasance should not be treated as a taxable exchange.

Book-Entry Only Issuance--The Depository Trust Company

The Depository Trust Company ("DTC") will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more
fully registered global certificates for the   % Senior Notes and the   %
Senior Notes will be issued, representing in the aggregate the total principal
amount of the   % Senior Notes and the   % Senior Notes, and will be deposited
with DTC or its custodian.

The following is based on information furnished to us by DTC:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants (Participants) and to facilitate the clearance and settlement of securities transactions among its Participants in these securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the Notes will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided in this prospectus supplement, a Beneficial Owner of   %
    Senior Notes or   % Senior Notes will not be entitled to receive physical
    delivery of   % Senior Notes or   % Senior Notes. Accordingly, each
    Beneficial Owner must rely on the procedures of DTC to exercise any rights
    under the   % Senior Notes or   % Senior Notes. The laws of some
    jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the
    ability to transfer beneficial interests in a global   % Senior Note or a
    global  % Senior Note.

    DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is
    not obtained,   % Senior Note and   % Senior Note certificates will be
    printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Notes. In that event,
    certificates for the   % Senior Notes and the   % Senior Notes will be
    printed and delivered to the holders of record.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

                                 UNDERWRITING

We are selling the     % Senior Notes and the     % Senior Notes under an
underwriting agreement dated June   , 2002 to the underwriters named below and
each of the underwriters has severally agreed to purchase from us the principal
amount of     % Senior Notes and     % Senior Notes set forth opposite its name
below:

                                               Principal Amount Principal Amount
                                                      of               of
                 Underwriters                   % Senior Notes   % Senior Notes
                 ------------                  ---------------- ----------------
J.P. Morgan Securities Inc....................     $                $
Salomon Smith Barney Inc......................
ABN AMRO Incorporated.........................
CIBC World Markets Corp.......................
Credit Suisse First Boston Corporation........
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................
Morgan Stanley & Co. Incorporated.............
TD Securities (USA) Inc.......................
Blaylock & Partners, L.P......................
The Williams Capital Group, L.P...............

                                                   --------         --------
    Total.....................................     $                $
                                                   ========         ========

In this underwriting agreement, the underwriters have agreed, subject to certain conditions, to purchase all of the Notes if any of the Notes are purchased.

The underwriters propose initially to offer the Notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in
excess of     % of the principal amount of the     % Senior Notes and     % of
the principal amount of the     % Senior Notes. The underwriters may allow, and
those dealers may reallow, a discount not in excess of     % per     % Senior
Note and     % per     % Senior Note to certain other dealers. The initial
public offering price, selling concession and discount may be changed after the initial public offering.

The     % Senior Notes and the     % Senior Notes are each a new issue of
securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market-making at any time without notice. Neither we nor the underwriters can provide any assurances as to the liquidity of the trading
market for the     % Senior Notes or the     % Senior Notes.

The underwriters may purchase and sell the Notes in the open market in connection with the offering. Those transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes. Syndicate short positions involve the sale by the underwriters of a greater number of Notes than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, by which selling concessions allowed to syndicate members or other broker dealers with respect to the securities sold in the offering for their account may be reclaimed by the syndicate if those Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $540,000. The underwriters have agreed to
reimburse us $      . We have agreed to indemnify the underwriters against
certain liabilities, including liabilities under the Securities Act of 1933.

J.P. Morgan Securities Inc. will make the Notes purchased by them available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the Notes purchased by them available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Certain of the underwriters and their affiliates engage in transactions with, and, from time to time, have performed services for us or for certain of our affiliates in the ordinary course of business and may do so in the future.

                             VALIDITY OF THE NOTES

Rodney E. Gerik, Esq., who is our Associate General Counsel, and Simpson Thacher & Bartlett, New York, New York, will issue opinions about the validity of the securities offered by us hereby. Sidley Austin Brown & Wood LLP, New York, New York, will issue opinions about the validity of the securities offered hereby for the underwriters.

                                    EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Texas Eastern Transmission, LP for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                 $750,000,000

                        Texas Eastern Transmission, LP

                    a subsidiary of Duke Energy Corporation

                               -----------------

                                     Notes

                               -----------------

This prospectus contains summaries of the general terms of these securities. We will provide the specific terms of these securities in supplements to this prospectus.

You should read this prospectus and the supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated May 23, 2001.

                             About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell debt securities--called Notes in this prospectus--in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the Notes we may offer.

Each time we sell Notes, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under "Where You Can Find More Information."

For more detail, you may read the exhibits filed with the registration statement.

                     About Texas Eastern Transmission, LP

We are an indirect wholly owned subsidiary of Duke Energy Corporation. On April 16, 2001, Texas Eastern Transmission Corporation changed its form of organization from a corporation to a limited partnership by utilizing a Delaware statutory procedure known as conversion. There was no effect on the results of operation, cash flows or financial position as a result of the conversion. After the conversion, we and Texas Eastern Transmission Corporation were deemed to be the same entity for all purposes of Delaware law. We and our subsidiaries are primarily engaged in the interstate transportation and storage of natural gas.

Our natural gas transmission system extends approximately 1,700 miles from producing fields in the Gulf Coast region of Texas and Louisiana to Ohio, Pennsylvania, New Jersey and New York. The system consists of 9,000 miles of pipeline and has 70 compressor stations. We also own and operate two offshore Louisiana gas supply systems, which extend over 100 miles into the Gulf of Mexico and include 469 miles of our pipeline system. In addition, we provide open-access natural gas storage services through two joint-venture storage facilities in Pennsylvania and one wholly owned and operated storage field in Maryland.

Our principal customers are located in Pennsylvania, New Jersey and New York, and include local distribution companies serving the Pittsburgh, Philadelphia, Newark and New York City metropolitan areas.

Our principal executive offices are located at 5400 Westheimer Court, P.O. Box 1642, Houston, Texas 77251-1642. Our telephone number is (713) 627-5400.

                      Ratios of Earnings to Fixed Charges

                                                        Year Ended December 31,
                                                        ------------------------
                                                        2000 1999 1998 1997 1996
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges..................... 4.1  3.9  3.6  3.0  2.8

For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.

                                Use of Proceeds

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of maturing debt.

                           Description of the Notes

We will issue the Notes in one or more series under our Indenture dated as of December 1, 2000 with The Chase Manhattan Bank, as Trustee, as supplemented. The Indenture is an exhibit to the registration statement.

The following description of the Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

We may issue Notes from time to time in one or more series by our general partner, Duke Energy Gas Transmission Services, LLC, authorizing the issuance or by our entering into supplemental indentures. The Indenture does not limit the amount of Notes that we may issue under it.

The Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

The Indenture does not protect the holders of Notes if we engage in a highly leveraged transaction.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Notes to be offered will be issued. These terms may include some or all of the following:

  . the title of the series;

  . the total principal amount of the Notes of the series;

  . the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

  . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

  . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

  . whether we may extend the interest payment periods and, if so, the terms of the extension;

  . the place or places where payments will be made;

  . whether we have the option to redeem the Notes and, if so, the terms of our redemption option;

  . any obligation that we have to redeem the Notes through a sinking fund or to purchase the Notes through a purchase fund or at the option of the holder;

  . whether the provisions described under "Defeasance and Covenant Defeasance" will not apply to the Notes;

  . the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  . if payments may be made, at our election or at the holder's election, in a currency other than that in which the Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  . whether the Notes will be issuable as global securities and, if so, the securities depositary;

  . any changes in the events of default or covenants with respect to the Notes;

  . any index or formula used for determining principal, premium or interest;

  . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

  . any other terms.

Unless we state otherwise in the applicable prospectus supplement, we will issue the Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Notes. We may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by us for such purpose.

The Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless we state otherwise in the applicable prospectus supplement.

We may offer and sell the Notes, including original issue discount Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Notes that are denominated in a currency other than U.S. dollars.

Ranking

Each series of Notes will be unsecured senior obligations and will rank equally with every other series of Notes and with all of our other unsecured and unsubordinated debt. The Indenture does not limit the amount of additional indebtedness that may rank equally with the Notes or the amount of indebtedness, secured or otherwise, that we may incur.

Global Securities

We may issue some or all of the Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing Notes, that person will be considered the sole owner and holder of the global security and the Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

  . may not have the global security or any Notes it represents registered in their names;

  . may not receive or be entitled to receive physical delivery of certificated
    Notes in exchange for the global security; and

  . will not be considered the owners or holders of the global security or any Notes it represents for any purposes under the Notes or the Indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

  . the securities depositary, with respect to participants' interests; and

  . any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. Neither we nor the Trustee, nor any of our agents or any agents of the Trustee, will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Redemption

Provisions relating to the redemption of Notes will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless we state otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Notes on the date fixed for redemption and that if the Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and we will not be required to redeem those Notes.

We will not be required to:

  . issue, register the transfer of, or exchange any Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Notes of that series that have been selected for redemption; or

  . register the transfer of or exchange any Note of that series selected for redemption except the unredeemed portion of a Note being partially redeemed.

Consolidation, Merger, Conversion, Conveyance or Transfer

The Indenture provides that we may consolidate or merge with or into, convert into, or convey or transfer all or substantially all of our properties and assets to, another corporation or other entity. Any successor must, however, assume our obligations under the Indenture and the Notes, and we must deliver to the Trustee an officers' certificate and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for us under the Indenture, and we will be relieved of our obligations under the Indenture and the Notes.

Modification and Waiver

We may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding Notes of all series of Notes affected by the modification, voting as one class. The consent of the holder of each outstanding Note affected is, however, required to:

  . change the maturity date of the principal or any installment of principal or interest on that Note;

  . reduce the principal amount, the interest rate or any premium payable upon redemption on that Note;

  . reduce the amount of principal due and payable upon acceleration of maturity;

  . change the currency of payment of principal, premium or interest on that Note;

  . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

  . reduce the percentage in principal amount of Notes of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

  . with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

In addition, we may modify the Indenture for certain other purposes, without the consent of any holders of Notes.

The holders of a majority in principal amount of the outstanding Notes of any series may waive, for that series, our compliance with certain restrictive provisions of the Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Notes of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Note of the series affected.

Events of Default

The following are events of default under the Indenture with respect to any series of Notes, unless we state otherwise in the applicable prospectus supplement:

  . failure to pay principal of or any premium on any Note of that series when due;

  . failure to pay when due any interest on any Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of Notes that permit such deferrals;

  . failure to make any sinking fund payment when required for any Note of that series that continues for 60 days;

  . failure to perform any covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Notes of that series give us written notice of the default; and

  . certain events involving our bankruptcy, insolvency or reorganization.

In the case of the fourth event of default listed above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Notes of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

We may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to Notes of a series occurs and is continuing, then the Trustee or the holders of at least 33% in principal amount of the outstanding Notes of that series may declare the principal amount of all Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

  . we have paid or deposited with the Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Trustee; and

  . all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Notes unless those holders have offered the Trustee security or indemnity against the costs, expenses and liabilities that it might incur as a result. The holders of a majority in principal amount of the outstanding Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercise of any power of the Trustee with respect to those Notes. The Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Trustee in good faith considers it in the interest of the holders to do so.

The holder of any Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Note on its maturity date or redemption date and to enforce those payments.

We are required to furnish each year to the Trustee an officers' certificate to the effect that we are not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any Notes only if those Notes are surrendered to it. The paying agent will pay interest on Notes issued as global securities by wire transfer to the holder of those global securities. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay interest on Notes that are not in global form at its office or, at our option:

  . by wire transfer to an account at a banking institution in the United
    States that is designated in writing to the Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

  . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Notes.

Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for that series of Notes, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that we have paid to a paying agent for principal or interest on any Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to us, holders should look only to us for those payments.

Negative Pledge

While any of the Notes remain outstanding, we will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any of our Principal Properties (as defined below) or a Principal Property of a Principal Subsidiary or upon any shares of stock of or other ownership interests in any Principal Subsidiary, whether such Principal Property is, or shares of stock or other ownership interests are, owned on or acquired after the date of the Indenture, to secure any of our indebtedness for borrowed money, unless the Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

The foregoing restriction does not apply with respect to, among other things:

  . purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that we or any Principal Subsidiary acquired after the date of the Indenture;

  . mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock or other ownership interests at the time we or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of or other ownership interests in an entity with which we or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to us or any Principal Subsidiary, or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property that we or any Principal Subsidiary acquired after the date of the Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance shall extend to or cover any other property that we or that Principal Subsidiary owns;

  . mortgages, liens, pledges, security interests or other encumbrances upon any of our property or any property of any Principal Subsidiary or shares of stock of or other ownership interests in any Principal Subsidiary that existed on the date of the initial issuance of Notes or upon the property or shares of stock of or other ownership interests in any entity existing at the time that entity became a Principal Subsidiary;

  . pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which we or any Principal Subsidiary are a party;

  . liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

  . liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

  . liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

  . liens securing industrial revenue or pollution control bonds;

  . mortgages, liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of any of our indebtedness or indebtedness of any Principal Subsidiary, including the Notes;

  . liens created in connection with, and created to secure, a non-recourse obligation;

  . mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

  . indebtedness which we or any Principal Subsidiary may issue in connection with our consolidation or merger or the consolidation or merger of any Principal Subsidiary with or into any other entity, which may be our affiliate or an affiliate of any Principal Subsidiary, in exchange for or otherwise in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

  . indebtedness of any entity which we or any Principal Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any of our property or any property of any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

  . mortgages, liens, pledges, security interests or other encumbrances on property held or used by us or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage, processing, transportation or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

  . mortgages, liens, pledges, security interests or other encumbrances in favor of us, one or more Principal Subsidiaries, one or more of our wholly owned Subsidiaries (as defined below) or any of the foregoing in combination;

  . mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by us or any Principal Subsidiary after the date of the

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

    Indenture which are created before, at the time of, or within 18 months after such acquisition--or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later--to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that we or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

  . the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, we or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Indenture without us equally and ratably securing the Notes, if immediately after that creation or assumption, the principal amount of our indebtedness for borrowed money that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of our owners' equity as shown on our consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

For purposes of the preceding paragraphs, the following terms have these meanings: "Principal Property" means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of our general partner or our management is of material importance to the business conducted by us and our consolidated subsidiaries taken as a whole; "Principal Subsidiary" means any of our Subsidiaries that owns a Principal Property; and "Subsidiary" means, as to any entity, a corporation or other entity of which more than 50% of the outstanding shares of capital stock or other ownership interests having ordinary voting power (other than capital stock or other ownership interests having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

Defeasance and Covenant Defeasance

The Indenture provides that we may be:

  . discharged from our obligations, with certain limited exceptions, with respect to any series of Notes, as described in the Indenture, such a discharge being called a "defeasance" in this prospectus; and

  . released from our obligations under certain restrictive covenants especially established with respect to any series of Notes, including the covenant described under "Negative Pledge," as described in the Indenture, such a release being called a "covenant defeasance" in this prospectus.

We must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Notes on the maturity dates of those payments or upon redemption.

Following a defeasance, payment of the Notes defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of Notes may not be accelerated by reference to the covenants from which we have been released. A defeasance may occur after a covenant defeasance.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Notes in which holders of those Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Trustee

The Chase Manhattan Bank is the Trustee and is also the trustee under our Indenture dated as of November 1, 1990. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of certain of our affiliates are outstanding.

The Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                             Plan of Distribution

We may sell the Notes:

  . to or through underwriting syndicates represented by managing underwriters;

  . through one or more underwriters without a syndicate for them to offer and sell to the public;

  . through dealers or agents; and

  . to investors directly in negotiated sales or in competitively bid transactions.

Any underwriter or agent involved in the offer and sale of any series of the Notes will be named in the prospectus supplement.

The prospectus supplement for each series of Notes will describe:

  . the terms of the offering of those Notes, including the name or names of any underwriters or agents;

  . the public offering or purchase price;

  . any discounts and commissions to be allowed or paid to the agents or underwriters and all other items constituting underwriting compensation;

  . any discounts and commissions to be allowed or paid to dealers; and

  . other specific terms of the particular Notes.

Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the Notes being offered by that prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

Underwriters to whom we sell Notes for public offering and sale are obliged to purchase all of those particular Notes if any are purchased. This obligation is subject to certain conditions and may be modified in the applicable prospectus supplement.

Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

The Notes may or may not be listed on a national securities exchange.

                             Validity of the Notes

Simpson Thacher & Bartlett, New York, New York, will pass upon the validity of the Notes on our behalf. Any underwriters will be advised about the validity of the Notes by their own legal counsel.

                                    Experts

The financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Texas Eastern Transmission Corporation for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents that we file at any of the following:

  . SEC Public Reference Room
    450 Fifth Street, N.W.
    Washington, D.C. 20549; or

  . Citicorp Center
    500 West Madison Street
    Suite 1400
    Chicago, Illinois 60661-2411; or

You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through:

  . the SEC web site at http://www.sec.gov; and

  . The New York Stock Exchange
    20 Broad Street
    New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

  . the annual report on Form 10-K of Texas Eastern Transmission Corporation for the year ended December 31, 2000;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2001; and

  . our current reports on Form 8-K dated April 16, 2001 and May 22, 2001.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing or telephoning us at the following address or telephone number.

    Texas Eastern Transmission, LP
    5400 Westheimer Court
    P.O. Box 1642
    Houston, Texas 77251-1642
    Attention: Dorothy M. Ables
    (713) 627-5400

                                 $750,000,000


                        Texas Eastern Transmission, LP
                    a subsidiary of Duke Energy Corporation

                      $           % Senior Notes due 2007
                      $           % Senior Notes due 2032


                         -----------------------------

                             PROSPECTUS SUPPLEMENT
                                 June   , 2002

                         -----------------------------

JPMorgan
                                                           Salomon Smith Barney

ABN AMRO Incorporated
               CIBC World Markets
                             Credit Suisse First Boston
                                           Merrill Lynch & Co.
                                                        Morgan Stanley
                                                                  TD Securities

Blaylock & Partners, L.P.                      The Williams Capital Group, L.P.